Exhibit 99.1
FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. ENTERS FLORIDA MARKET WITH $25 MILLION ACQUISITION OF TOOTSIES CABARET

Mega Gentlemen’s Club Expected to Add $18 Million in Annual Revenue and $8.8 Million in EBITDA

HOUSTON– (December 3, 2007) – Rick’s Cabaret International, Inc. (NASDAQ-GM: RICK), a leading operator of gentlemen’s clubs, announced today that it has acquired Tootsies Cabaret, a 47,000-square-foot adult club in Miami Gardens, Florida, for $25 million.

Rick’s Cabaret closed on the transaction Friday, November 30th and assumed management of the mega club on December 1st. Management expects annual revenues from Tootsies will be approximately $18 million, with annual EBITDA of about $8.8 million. By closing this transaction a month earlier then originally anticipated, the company believes it will easily achieve the guidance of $52 million in revenue and $7 million (or 95 cents per share) in net income for fiscal 2008 that it projected on Oct. 31, 2007.

“Tootsies is one of the top ten adult nightclubs in the entire country,” said Eric Langan, President and CEO of Rick’s Cabaret. “This acquisition solidifies Rick’s Cabaret’s position as the premier gentlemen’s club company and has significantly advanced our strategic acquisition program.” Tootsies won “Best Adult Club of the Southeast” at the 2007 Exotic Dancer Awards Show. It was been Named the best Adult Club in Miami by New Times and City Search. Xcitement Magazine proclaimed, Tooties ”Out Vegas’es Vegas “

The multi-level club, which bills itself as “South Florida’s Supreme Adult Nightclub,” is open from noon until 5 a.m. daily and noon to 6am on weekends, with up to 250 entertainers daily, who dance fully nude. It has full restaurant service, three liquor bars plus a 400 square foot main stage on the first floor, over 30 plasma screen TVs, 11 large projection screens, a private Champagne room and three spacious and private dance rooms. The “Next Level” VIP floor offers full unobstructed views of the entire club, five state of the art sky box rooms, spacious private dance rooms and luxury seating. The VIP area also includes "Tootsies Transit Car,” a scaled replica of a New York City subway car designed for private dances.

Rick’s Cabaret purchased all the outstanding shares in Miami Gardens Square One, Inc. and Stellar Management Corporation from its previous owners.   Under terms of the purchase agreement Rick’s Cabaret paid $15 million in cash and issued to the two prior owners $10 million in promissory notes, payable with monthly interest only payments and a balloon payment of the principal amount due in three years. Rick’s Cabaret also assumed leases on all of the club’s property that, with options, run through June 2034. Details of the terms of the transaction are included in a Form 8-K filed by the company with the Securities and Exchange Commission.

Tootsies is located at 150 NW 183rd St., known as Miami Gardens Drive, near the confluence of I-95, the Florida Turnpike, U.S. 441 and Florida Route 826.  The club has over 5 acres of outdoor parking and nearly 200 indoor parking spots.

The acquisition brings to 15 the number of adult nightclubs operated by the company, including the flagship Rick’s Cabaret on West 33rd Street in Midtown Manhattan and other clubs in Texas, Minnesota and North Carolina.

The Rick’s Cabaret acquisition strategy is to acquire leading adult clubs in major markets that are immediately accretive to corporate earnings.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) operates upscale adult nightclubs serving primarily businessmen and professionals that offer live adult entertainment, restaurant and bar operations. The company owns, operates or licenses adult nightclubs in New York City, New Orleans, Charlotte, Houston, Minneapolis and other cities under the names "Rick's Cabaret," "XTC" and “Club Onyx.” No sexual contact is permitted at any of these locations. Rick’s Cabaret also owns the adult Internet membership Web site, couplestouch.com, and a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in New York City and elsewhere, the success or lack thereof in launching and building the company’s businesses in New York City and elsewhere, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricks.com <http://www.ricks.com/>.

Media Contact:  Allan Priaulx, 212-338-0050 ir@ricks.com